UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

July 10, 2024

Date of Report (date of earliest event reported)

INTEVAC, INC.

(Exact name of Registrant as specified in its charter)

State of Delaware	0-26946	94-3125814
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

3560 Bassett Street

Santa Clara, CA 95054

(Address of principal executive offices)

(408) 986-9888

(Registrant’s telephone number, including area code)

N/A

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.001 par value)	IVAC	The Nasdaq Stock Market LLC (Nasdaq) Global Select

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On July 10, 2024, Intevac, Inc. (“Intevac” or the “Company”) announced the hiring of Cameron McAulay as Chief Financial Officer. A copy of the press release announcing Mr. McAulay’s hiring is attached hereto as Exhibit 99.1. Mr. McAulay will replace Kevin Soulsby, who has served as Interim Chief Financial Officer, Secretary and Treasurer of Intevac since August 2023.

Mr. McAulay, age 48, joins Intevac from Transphorm, Inc., a former NASDAQ-listed semiconductor company, where he served as chief financial officer from February 2020 until its acquisition by Renesas Electronics Corporation in June 2024. He also served as chief financial officer of Transphorm Technology, Inc., the main operating subsidiary of Transphorm, Inc., from November 2015 to June 2024. Earlier in his career, Mr. McAulay served in various finance roles at KLA Corporation from December 2012 to November 2015, at Atmel Corporation from November 2011 to December 2012, and at National Semiconductor Corporation from 2004 to 2011. Mr. McAulay holds a BSc in Mathematics, Statistics and Accountancy from Strathclyde University and is a member of the Chartered Accountants of Scotland.

Pursuant to an “at will” employment offer letter with the Company, Mr. McAulay’s initial annual base salary is $340,000 and he is eligible to participate in the Company’s Annual Incentive Plan, with an initial performance-based target bonus opportunity of 60% of his then-current base salary. As a material inducement to Mr. McAulay accepting employment with the Company, the Company will recommend that Mr. McAulay be granted (i) an award of 48,000 restricted stock units (“RSUs”) that will be scheduled to vest in equal annual installments over three years and (ii) an award of 72,000 performance-based RSUs (“PRSUs”) at target (144,000 PRSUs at maximum performance), which will vest, if at all, based upon the achievement of certain strategic goals over a performance period ending December 26, 2026.

In connection with his hiring, Mr. McAulay and the Company also entered into a change in control agreement. As per the terms of the agreement, if within twelve months following a change in control (as such term is defined in the change in control agreement), the Company terminates Mr. McAulay’s employment without cause or if he resigns for good reason (as such terms are defined in the change in control agreement) (each, a “qualifying termination”), Mr. McAulay will receive (i) severance from the Company in the amount of six months of his then-existing base salary, and (ii) immediate vesting of each of his then-outstanding Company equity awards other than performance-based equity awards, which will instead be treated as provided in the award agreement related to such Company equity. The receipt of severance under the change in control agreement is contingent upon Mr. McAulay signing and not revoking a release of claims in favor of the Company. The change in control agreement provides that, in the event the severance payments and other benefits payable to Mr. McAulay constitute “parachute payments” under Section 280G of the U.S. Internal Revenue Code and would be subject to the applicable excise tax, then his severance and other benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by him on an after-tax basis of the greatest amount of benefits.

There are no family relationships between Mr. McAulay and any director or executive officer of the Company. There have been no related person transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) between Mr. McAulay and the Company, nor are any such transactions currently proposed.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated July 10, 2024

104	Cover Page Interactive Date File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEVAC, INC.

Date: July 10, 2024	/s/ KEVIN SOULSBY
Kevin Soulsby
Interim Chief Financial Officer, Secretary and Treasurer